Exhibit 5.1

Suite 200 | 12275 El Camino Real | San Diego, CA 92130-2006 858-720-8900 office | 858-509-3691 fax | www.sheppardmullin.com
June 23, 2011
Lifevantage Corporation
11545 West Bernardo Court, Suite 301
San Diego, California 92127
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as special counsel to Lifevantage Corporation, a Colorado corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 3,500,000 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which may be issued pursuant to the Lifevantage Corporation 2010 Long-Term Incentive Plan (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
In connection with this opinion, we have reviewed the Registration Statement, the Company’s charter documents, the proceedings taken by the Company with respect to the authorization and adoption of the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have assumed that (a) shares of Common Stock currently reserved under the Plan will remain available for the issuance of the Shares, and (b) neither the Company’s charter documents nor any of the proceedings relating to the Plan or any of the award agreements relating to the Shares, will be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have obtained a certificate from an officer of the Company as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificate without independent investigation.
Based on the foregoing review, and in reliance thereon, we are of the opinion that if, as and when the Shares are issued and sold by the Company in accordance with the terms of the award agreements provided for under the Plan, and payment in full of the consideration therefor is received by the Company, the Shares will be validly issued, fully paid and nonassessable.
We consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.
This opinion letter is based as to matters of law solely on the Colorado Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Lifevantage Corporation
June 23, 2011

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Plan, the award agreements related to the Shares, or the Registration Statement.
Respectfully submitted,
/s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP